Exhibit 2.1

**** Text omitted and filed Separately. Confidential Treatment Requested

Under 17 C.F.R. §§ 200. 80(b)(u) and 240.24b-2.

ASSET PURCHASE AGREEMENT

effective as of

February 1, 2008

by and among

Bankrate, Inc.,

InsureMe, Inc.,

Tim A. McTavish,

Robin L. Paquette,

Michael T. Sajdak,

McTavish Family Irrevocable Trust

and

Paquette Family Irrevocable Trust

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

OMITTED EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Executive Agreement
Exhibit D	Copyright Assignment
Exhibit E	Trademark Assignment
Exhibit F	Domain Name Transfer Agreement
Exhibit G	Assignment and Assumption of Lease
Exhibit H	General Release Agreement

Schedules

2.1 (b)	Allocation of Purchase Price
2.2 (f)(i)	Trademarks and Tradenames
2.2 (f) (ii)	Logos
2.2 (f)(iii)	Domain names
2.3	Excluded Assets
2.4	Assumed Liabilities
2.5	Employee Benefits
2.7	Consents
2.8	Closing Net Working Capital
2.9	Earn-Out Provisions
3.1	Permits
3.3	Tangible Personal Property
3.4	Liabilities
3.5	Litigation
3.6	Contracts
3.7	Financial Statements
3.8	Subsequent Events
3.9	Accounts Receivable
3.10	Customers
3.12	Real Property
3.13	Customer Information
3.14	Discrimination
3.15	Employees
3.16	Certain Interests
3.18	Affiliate Transactions
3.22	Confidentiality Agreement
4.2 (b)	Qualifications to do Business
4.4	Intellectual Property
4.5	Permits
4.6	Environmental
4.8	Employee Benefits
4.9	Share Ownership
4.10	Taxes
7.1	Employment

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of February 1, 2008 (the “Effective Date”), by and among Bankrate, Inc., a Florida corporation (“Buyer”), and InsureMe, Inc., a Colorado corporation (“Seller”), Tim A. McTavish, Robin L. Paquette, Michael T. Sajdak, the McTavish Family Irrevocable Trust, and the Paquette Family Irrevocable Trust (each a “Shareholder” and collectively, the “Shareholders,” along with Buyer and Seller they are sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS:

A. Seller operates an Internet marketing business which provides various products and services regarding the insurance industry to consumers and insurance agents, including, but not limited to, insurance policy lead generation and processing (the “Business”).

B. The Shareholders collectively own 80.976% of the outstanding capital stock of Seller.

C. Buyer desires to purchase certain assets and assume certain Liabilities of the Business from Seller, and Seller desires to sell certain assets and assign certain Liabilities of the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement, along with the attached Exhibits and Schedules.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement agree as follows:

ARTICLE I DEFINITIONS

1.1 Definitions.

(a) The following terms, as used in this Agreement, have the following meanings:

“1934 Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Accounting Referee” has the definition set forth in Section 2.8(e).

“Accounts Receivable” means all trade receivables, accounts receivable, accrued receivable and notes receivable and other monies receivable relating to or arising out of the Business.

“Actual Fraud” means, with respect to any Person, any Person who intentionally misrepresents a material fact based on the actual knowledge of such Person.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the definition set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 2.1(b).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, Copyright Assignment, Executive Agreement(s), Escrow Agreement, Lease Assignment, Trademark Assignment, Domain Name Transfer Agreement, and General Release(s) Agreement (as each is defined in this Agreement) and all other agreements and instruments executed in connection thereto or hereto.

“Assumed Contracts” has the meaning set forth in Section 2.2(c).

“Business” has the definition set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” means all Intellectual Property, including but not limited to all intellectual property rights conveyed to Seller under the Business IP Agreements, that is owned, licensed, or held by or on behalf of Seller for use, or that is being, or has been, used, or is currently under development for use, in the Business as it is currently conducted.

“Business IP Agreements” means (a) licenses of Intellectual Property by Seller to third parties, (b) licenses of Intellectual Property by third parties to Seller, (c) agreements between Seller and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet Web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings concerning the use, validity or enforceability of Business Intellectual Property to which Seller is a party.

“Business Systems” has the meaning set forth in Section 4.4(e).

“Buyer” has the definition set forth in the preamble.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, along with any applicable proposed, temporary or final regulations promulgated thereunder.

“Contemplated Transactions” has the meaning set forth in Section 2.1(b).

“Contracts” shall mean all contracts, agreements, arrangements, undertakings, leases, subleases, licenses, indentures, bonds, notes, mortgages, commitments, sales and purchase orders and other instruments.

“Customer” shall mean those customers who have purchased or subscribed for goods or services from Seller or have subscribed for or have been sent or given marketing or sales literature by Seller.

“Customer Information” means any and all sales and marketing information of the Customers, including, but not limited to, respective mailing addresses, telephone numbers and email address, credit histories, order histories, and records related to Web site page views.

“Damages” means all actual out-of-pocket losses and damages (including, without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding, or in enforcing the indemnification provided in Article VIII; provided, however, that exemplary, punitive, consequential, and incidental losses and damages are excluded from this definition of Damages, other than in connection with (i) third party claims and attributable to the Indemnifying Party or (ii) judgments, damages, penalties or fines imposed or assessed as a result of, and related expenses arising out of, non-compliance with applicable laws prior to the Effective Date. For purposes of computing the amount of Damages incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements directly or indirectly received by such Person or any of such Person’s affiliates in connection with such Damages or the circumstances giving rise thereto net of premium adjustments with respect to claims based on such insurance policies, excluding self-insurance arrangements, costs of enforcement and deductibles resulting from such insurance claims for such Damages.

“Domain Names” shall have the definition set forth in Section 2.2(f).

“Earn-Out Notice Date” means either Earn-Out Year One Notice Date or Earn-Out Year Two Notice Date, as applicable.

“Earn-Out Payment” means an amount, if any, payable to Seller pursuant to either of Section 2.9(b) and Section 2.9(c) subject to the provisions of Schedule 2.9.

“Earn-Out Period” means either Earn-Out Year One or Earn-Out Year Two, as applicable.

“Earn-Out Year One” means the one year period beginning on January 1, 2008.

“Earn-Out Year One Notice Date” means February 13, 2009.

“Earn-Out Year One Target Amount” means an amount equal to $8,150,000.

“Earn-Out Year Two” means the one year period beginning on January 1, 2009.

“Earn-Out Year Two Notice Date” means February 12, 2010.

“Earn-Out Year Two Target Amount” means an amount equal to $11,850,000.

“EBITDA” means, for any Earn-Out Period, (A) the Net Income for such period, as determined in accordance with GAAP, plus (B) to the extent included as a deduction in calculating the Net Income referred to in clause (A) above, the sum of, without duplication, all income tax expense, interest expense (net of interest income (including cash and non-cash items)), amortization expense and depreciation expense, plus (C) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (A) above, any and all losses that result from the sale of any assets or securities by Buyer or any of its subsidiaries outside the Ordinary Course of Business; minus (D) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (A) above, any and all income or gain that results from the sale of any assets or securities by Buyer or any of its subsidiaries outside the Ordinary Course of Business; all (meaning clauses (A), (B), (C) and (D)) as reasonably determined by Buyer based on such information (including Buyer’s financial statements) as Buyer deems appropriate.

“Effective Date” has the definition set forth in the preamble.

“Environmental Laws” mean all federal, state, local and foreign statutes, rules, regulations, and ordinances concerning pollution or protection of the environment or public health or welfare matters.

“ERISA Affiliate” has the meaning set forth in Section 2.5(a).

“Escrow Deposit” means the sum of $6,500,000, which Buyer will deposit in escrow with the Escrow Agent at the Closing in accordance with Section 2.1(c).

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Excess Year-One EBITDA” has the meaning set forth in Section 2.9(b).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(b).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Founders” shall mean Tim A. McTavish and Robin L. Paquette.

“GAAP” means United States generally accepted accounting principles as applied on a basis consistent with the past practice of Seller, except (other than as specified in this Agreement), to the extent applied to post-Effective Date provisions, on the basis consistent with that required by Buyer’s auditor.

“Government Contracts” has the meaning set forth in Section 3.6(a)(v).

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means indebtedness for borrowed money, whether or not contingent, or any capitalized lease obligation.

“Insider” means any stockholder, partner, officer or director (or similar official) of Seller, any Affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The “immediate family” of any individual means such individual’s (and such individual’s present or former spouse’s) grandparents, spouse, siblings, children or grandchildren.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(i) all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof;

(ii) all trademarks, services marks, trade dress, logos, trade names, domain names, Web sites and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(iii) all copyrights and all applications, registrations and renewals in connection therewith;

(iv) all mask works and all applications, registrations and renewals in connection therewith;

(v) all trade secrets and confidential business information (including, to the extent they qualify as a trade secret or confidential information, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, mailing lists pricing and cost information and business and marketing plans and proposals);

(vi) any of the intellectual property described in (i) – (v) above to the extent embodied any of the following:

(1) all Web site content, data, Software, the “look and feel,” design, and organization related thereto;

(2) all books, articles, pamphlets and other publications whether in tangible or electronic form; and

(vii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon.

“Interim Balance Sheet Date” shall mean December 31, 2007.

“Key Customer” has the meaning set forth in Section 3.10.

“Key Shareholder” shall mean Michael Sajdak.

“Landlord” means Guaranty National Insurance Company, a Colorado corporation.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

“Lease” means the Lease between Seller and the Landlord.

“Liability” means any liability, claim or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

“Licensed Intellectual Property” means Intellectual Property licensed to Seller pursuant to the Business IP Agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrances, right of first refusal or other similar restriction of any kind in respect of such asset, excluding any Permitted Lien.

“Material Adverse Effect” when used with respect to the Business or Seller means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be materially adverse to (a) the business, operations, assets, liabilities, financial condition, results of operations, working capital or cash flow of the Business taken as a whole or (b) the ability of Seller or Shareholders to consummate any transaction contemplated by this Agreement or any Ancillary Agreements; provided, that no change, circumstance, effect, event or fact shall be deemed to be a Material Adverse Effect to the extent that it is caused by (i) the execution or public announcement of this Agreement or the Contemplated Transactions, (ii) any change in federal or state law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which the Business operates, (iii) changes generally affecting the industries in which the Business operates to the extent that such changes do not affect the Business in a substantially disproportionate manner, (iv) the taking of any actions permitted by this Agreement or the Ancillary Agreements, or (v) acts of terrorism, war or other outbreak of hostilities.

“Material Contract” has the meaning set forth in Section 3.6(a).

“Net Income” means, with respect to the applicable Earn-Out Period and subject to the provisions of Schedule 2.9, the net income of the Business as operated by Buyer after the Effective Date that is attributable to Purchased Assets plus any additional assets used in the Business post-Effective Date. The capitalized terms set forth on Schedule 2.9, not otherwise defined, shall have the definitions set forth in this Agreement.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholders (in their capacity as such) of such Person and does not require any other separate or special authorization of any nature other than routine management authorization.

“Owned Intellectual Property” means all Intellectual Property owned by Seller.

“Party” and “Parties” have the respective definitions set forth in the preamble.

“Paying Agent” shall mean the Escrow Agent acting in the capacity of paying agent to the shareholders of Seller.

“Permit” means any Governmental Body authorization, license, permit, membership, approval, concession or franchise.

“Permitted Liens” means: (a) Liens securing Indebtedness and liabilities disclosed on Seller’s Preliminary Closing Balance Sheet; (b) Liens on Purchased Assets arising by operation of Law and securing the payment of Taxes and utilities that are not yet due or delinquent and payable and Liens for Taxes being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Preliminary Closing Balance Sheet for the foregoing; (c) the lessors’ rights under the Lease; (d) mechanics’, carriers’, workers’, repairers’ and similar and non-consensual Liens arising by operation of Law and relating to obligations that are incurred in the Ordinary Course of Business and which secure only Assumed Liabilities which are not yet due and payable; (e) any zoning and other land use restrictions that are not violated by the current use or occupancy of the Leased Real Property; (f) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Body having jurisdiction thereon or by Law as disclosed on any title insurance policy, title report, or survey delivered to Buyer prior to the date hereof; (g) other Liens being contested in good faith in the Ordinary Course of Business of Seller and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (h) any Liens disclosed in the Disclosure Schedules; and/or (i) the licensor’s and sublicensor’s rights under any Business IP Agreements.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning on or after the Effective Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending before the Effective Date.

“Prepaid Expenses and Deposits” means all security deposits, advances, credits and expenses that are prepaid by Seller and that are used or held for use in, or that arise out of, the operation or conduct of the Business, in each case determined in accordance with GAAP.

“Preliminary Closing Balance Sheet” means the Interim Balance Sheet.

“Property Tax” means a real property tax (other than a real property transfer tax), a personal property tax and any other ad valorem tax imposed by any Governmental Body upon Seller or Seller’s assets by reason of Seller’s ownership thereof.

“Publicly Available Software” shall mean any Software that requires as a condition of its use, modification, and/or distribution that such Software or other Software incorporated into or derived from such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes Software licensed or distributed pursuant to the GNU General Public License (GPL) or the Lesser/Library GPL (LGPL).

“Purchased Assets” has the meaning set forth in Section 2.2.

“Required Consent” has the meaning set forth in Section 3.1(b).

“Representatives” of a Person shall include:

(i) such Person’s affiliates, shareholders, directors, officers, employees, agents, attorneys, accountants, and representatives; and

(ii) all shareholders, directors, officers, employees, agents, attorneys, accountants, and representatives of each of such Person’s affiliates.

“Seller” has the definition set forth in the preamble.

"Seller Material Representations" has the meaning set forth in Section 8.1(a).

“Seller Parties” means Seller and the Shareholders.

“Seller’s Knowledge,” “Known to Seller” and words of similar import mean the actual knowledge that each of the Shareholders, or Seller’s officers and directors possess or is aware of or the knowledge that a reasonably prudent Person, in such Person’s capacity as a shareholder, officer, employee or member of a board of directors, would reasonably be expected to discover or otherwise become aware of in the course of conducting a commercially reasonable investigation concerning the existence of such fact or other matter.

“SEO Methods” has the meaning set forth in Section 2.2(i).

“Shareholder” and “Shareholders” have the respective definitions set forth in the preamble.

“Site” has the meaning set forth in Section 2.2(h).

“Site Content” has the meaning set forth in Section 2.2(h).

“Software” means computer software, programs and data in any form, including Internet web sites, web content and links, source code, object code, operating systems, specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Tangible Personal Property” has the meaning set forth in Section 3.3(a).

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, franchise, capital, paid-up capital, profits, lease, service, transfer, bulk sales, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), but not including any Property Tax; together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Taxes” has the meaning set forth in Section 6.8(c).

(b) Definitions for the other defined terms used herein are set forth in this Agreement.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes each other gender;

(iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(iv) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(v) “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(d) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, as defined herein.

(e) All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1 Purchase Price.

(a) Purchase Price. The purchase price to be paid by Buyer to Seller for the Purchased Assets is (i) $65,000,000 in cash, and (ii) the assumption of the Assumed Liabilities (the “Purchase Price”), plus any additional payments pursuant to Section 2.8 and Section 2.9, all subject to adjustment pursuant to the terms and conditions of this Agreement. The Purchase Price, less the Escrow Deposit, shall be paid by Buyer to Seller at Closing by wire transfer in immediately available funds to an account designated by Seller.

(b) Allocation of Purchase Price. Schedule 2.1(b) to this Agreement (the “Allocation Statement”) sets forth an allocation of the Purchase Price among the Purchased Assets in a manner that has been mutually agreed to by the Parties and that complies with Section 1060 of the Code. The Parties recognize and agree that in the course of preparing such Allocation Statement they have, among other things, specifically allocated an appropriate portion of the Purchase Price to the restrictions set forth in Article VI of this Agreement on each of the Shareholders and contained in each of the Founders and Key Shareholder’s employment agreements as set forth in Exhibit C to this Agreement. The Parties also recognize and agree that any subsequent payments that may be made by either Buyer or Seller pursuant to Section 2.8 of this Agreement will have the effect of either increasing or decreasing the amount to be allocated among the Purchased Assets, and that within ten (10) days of the making of any payments under Section 2.8 of this Agreement any such increase or decrease will be reflected on a mutually agreed upon amended Allocation Statement, prepared by Buyer and delivered to Seller, with any disputes resolved according to the process set forth in Section 2.8, by using principles that are consistent with the original Allocation Statement. The Parties further recognize and agree that any subsequent payments that may be made by Buyer pursuant to Section 2.9 of this Agreement will have the effect of increasing the amount to be allocated among the intangible Purchased Assets (namely, Seller’s goodwill or going-concern value that constitute Class VII assets under Section 1060 of the Code), and that within ten (10) days of Buyer’s making of any payments under Section 2.9 any such increase will be reflected on a mutually agreed upon amended Allocation Statement, prepared by Buyer and delivered to Seller, with any disputes resolved according to the process set forth in Section 2.8, by specifically allocating such increase to Seller’s Class VII assets and otherwise using principles that are consistent with the original Allocation Statement. The Parties acknowledge that the allocations set forth on the Allocation Statement shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer agree to report the allocation of the Purchase Price among the Purchased Assets in a manner that is entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with a federal income Tax Return for the taxable year that includes the Effective Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto. No later than ten (10) days prior to the filing of their respective Forms 8594 relating to the transactions contemplated by this Agreement (together with the transactions contemplated by the Ancillary Agreements, the “Contemplated Transactions”), Buyer and Seller shall deliver to each other a copy of its respective Form 8594. In addition, no later than ten (10) days prior to filing, Buyer and Seller shall also deliver to each other copies of any supplemental statements or subsequent amendments to such initial Forms 8594 that may be filed by Buyer and Seller as a result of any payments that may be made pursuant to Section 2.8 or Section 2.9 of this Agreement or otherwise.

(c) Escrow Deposit. At or prior to the Closing, Seller and Buyer shall enter into an escrow with Wells Fargo Bank, N.A., a national banking association (the “Escrow Agent”) in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). On the Closing Date, Buyer shall deliver the Escrow Deposit to the Escrow Agent by wire transfer of immediately available funds to an account to be administered by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Account”).

2.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, but effective as of the Effective Date, all of Seller’s right, title, and interest in, to, and under all of its assets, properties and business, of every kind and description, wherever located, real, personal or mixed, as the same shall exist at the Effective Date, other than the Excluded Assets, including, without limitation, all right, title and interest of Seller, to and under, each of the foregoing as more specifically described below (the “Purchased Assets”):

(a) all personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including furniture, office equipment, communications equipment, computers, servers, software and other tangible property;

(b) all supplies and other inventories, if any, wherever situated used by Seller or held by Seller for use in connection with the Business;

(c) all rights under the Contracts, used by Seller or held by Seller for use in connection with the Business, other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(d) all Accounts Receivable;

(e) all Prepaid Expenses and Deposits;

(f) all of the Business Intellectual Property, including without limitation the trademarks and names used in the Business listed on Schedule 2.2(f)(i), the logos listed on Schedule 2.2(f)(ii), the domain names of Seller, including those Web sites listed on Schedule 2.2(f)(iii) (the “Domain Names”);

(g) all transferable Permits held by Seller affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.1;

(h) all materials, content, property and interests used by Seller and/or necessary for the operation and maintenance of the Web sites owned by Seller (collectively, the “Sites”), including, without limitation, all content on the Sites, tools, testimonials, and calculators owned or licensed by Seller for use on the Sites (collectively, the “Site Content”);

(i) all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including, without limitation, accounting and contract records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former Customers, Customer Information, Internet traffic records, files, logic and search engine optimization analysis and methods (“SEO Methods”), all databases, mailing lists and related information pertaining to prospective Customers, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business or the Purchased Assets and all telephone and fax numbers related to the Business, it being understood that Seller may retain copies of all books, records, files and papers solely for Seller’s use in connection with the filing of Tax Returns, enforcement of its rights under the Contemplated Transactions, and other required obligations of Seller; and

(j) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

2.3 Excluded Assets. Buyer expressly understands and agrees that the following assets, properties and rights of Seller identified on the attached Schedule 2.3 (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all rights of Seller and the Shareholders under this Agreement and the Ancillary Agreements, any agreement entered into between Seller and any of the employees of Seller in connection with the Contemplated Transactions, including but not limited to, those agreements listed on Schedule 2.3(a);

(b) all Contracts set forth on Schedule 2.3(b) (collectively, the “Excluded Contracts”) and all rights of Seller thereunder;

(c) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance and existence of Seller as a company;

(d) any records relating to Excluded Assets, Excluded Liabilities and related matters (including all Tax Returns and financial statements of Seller), and any work papers or materials in the possession of Seller or any of their Affiliates or any of their respective shareholders, members, officers, directors, employees, agents or attorneys relating to the evaluation and consideration by Seller of the Contemplated Transactions or the sale of assets of Seller or the Business to other Persons, or all personnel records and other records that Seller is required by Law to retain in their possession or is not permitted under Law to provide to Buyer;

(e) all cash and cash equivalents included in the Final Net Working Capital in excess of the Base Net Working Capital;

(f) all rights, claims, counterclaims, credits, causes of action and rights of set-off against third parties to the extent relating primarily to the Excluded Assets or the Excluded Liabilities;

(g) for clarity, all bank accounts of Old IM Co. as set forth on Schedule 2.3(g); and

(h) all rights of Seller (or its shareholders) to receive Tax refunds, credits or similar payments attributable to Taxes that are Excluded Liabilities.

2.4 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Effective Date, to assume and shall thereafter pay, perform and otherwise discharge in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (the “Assumed Liabilities”):

(a) all Liabilities of Seller arising on or after the Effective Date under (i) the Contracts set forth on Schedule 2.4(a) (other than Liabilities attributable to any failure by Seller to comply with the terms thereof);

(b) the current Liabilities of Seller as of immediately prior to the Effective Date incurred in the Ordinary Course of Business to the extent included in, and in an amount not to exceed the amount set forth with respect to, such current Liabilities in the final determination of the Closing Net Working Capital;

(c) Liabilities arising in the Ordinary Course of Business set forth on Schedule 2.4(c);

(d) Seller’s Liability to provide vacation and vacation pay to the Transferred Employees in the Ordinary Course of Business, but only to the extent of the reserve shown on the Closing Balance Sheet;

(e) all Liabilities relating to Transfer Taxes subject to Section 6.8(c);

(f) all Liabilities relating to pro rated Property Taxes as described in Section 6.8(b); and

(g) all Liabilities resulting from the ownership of the Purchased Assets and the operation of the Business by Buyer that arise on or after the Effective Date.

2.5 Excluded Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) or the Business of whatever nature whether presently in existence or arising or asserted hereafter, including but not limited to, any debt owed to any party and all such other Liabilities shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such Liabilities not being assumed are referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following Liabilities of Seller shall be Excluded Liabilities for the purpose of this Agreement, all Liabilities:

(a) relating to or arising under or in connection with any Plan, any “employee benefit plan” (as each is defined herein), or any other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Seller or any Person that is or has ever been under common control, or that is or has ever been treated as a single employer, with Seller under the Code (“ERISA Affiliate”) or with respect to which Seller or any ERISA Affiliate has any Liability, including but not limited to, any accrued obligations owed or owing to any Person, including but not limited to, the employee benefits listed on Schedule 2.5(a);

(b) pertaining to the pre-Effective Date employment or service with, or termination from employment or service from, Seller or any ERISA Affiliate, of any individual;

(c) relating to any claims (whether asserted before or after the Effective Date) for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Assumed Contract agreed to be performed pursuant to this Agreement by Buyer, to the extent that such breach or claim arises out of or by virtue of Seller’s performance or nonperformance thereunder prior to the Effective Date, it being understood that, as between the Parties hereto, this subsection shall apply notwithstanding any provision which may be contained in any form of consent to the assignment of any such Assumed Contract to which Seller is party, which by its terms, imposes such Liabilities upon Buyer and which assignment is accepted by Buyer and Seller notwithstanding the presence of such a provision;

(d) arising under product warranty of Seller with respect to any products, merchandise or services of the Business sold or rendered prior to the Effective Date; it being understood and agreed that any such claim or Liability asserted on or after the Effective Date arising out of any such sale or service prior to the Effective Date shall be considered to be a claim against or a Liability of Seller and therefore not assumed hereunder by Buyer;

(e) of Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker’s compensation claim) with respect to acts or omissions by Seller that occur on or prior to the Effective Date regardless of when said claim or Liability is asserted;

(f) of Seller arising out of infringement for misappropriation of or other conflict with the Intellectual Property of any Person to the extent the same arise out of acts or omissions occurring on or prior to the Effective Date;

(g) arising under any violation by Seller of any Laws, including any Environmental Law occurring on or prior to the Effective Date;

(h) in respect of any Claim of Seller or related to the Business or any Purchased Asset arising on or prior to the Effective Date (whether asserted or commenced before or after the Effective Date);

(i) arising out of the Excluded Assets;

(j) with respect to Indebtedness of Seller or dividends payable by Seller whether incurred or accrued before or after the Effective Date;

(k) relating to the capital stock of Seller or the partnership interests, membership interests or any shareholder or partnership operating agreements to which Seller is party;

(l) relating to obligations of Seller under this Agreement or any Transaction Document;

(m) relating to claims or items set forth on Schedule 3.5;

(n) relating to any transactions between Seller and any of its Insiders whether occurring before or after the Effective Date;

(o) any Taxes that are not included in the definition of Assumed Liabilities and that relate to the Purchased Assets or the Business and that arose before the Effective Date (excluding any Transfer Taxes and excluding Property Taxes to the extent specified in Assumed Liabilities);

(p) relating to Liens on the Purchased Assets arising before the Effective Date, to the extent not an obligation arising on or after the Effective Date under the Assumed Contracts or Lease or that constitute Assumed Liabilities;

(q) any amounts payable for fees or expenses incurred by Seller in respect to this Agreement, the agreements contemplated hereby and/or the Contemplated Transactions or otherwise in connection with Seller’s sale of the Business, including, all amounts payable to Holme Roberts & Owen LLP, to St. Charles Capital or any of their respective Affiliates and all amounts payable in connection with any employee transaction bonuses;

(r) any amounts payable to any Affiliate of Seller; and

(s) without limitation by the specific enumeration of the foregoing, any other obligation or Liability not expressly included in the definition of Assumed Liabilities.

2.6 Assignment of Contracts and Rights.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b) In the event any such consent is not obtained on or before the Closing Date, the Parties to this Agreement will use commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of any other Person to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, the Parties will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations and all costs of enforcement, any and all rights of Seller against a third party thereto.

(c) Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, including but not limited to, any payments in connection with any Accounts Receivable, except to the extent the same represents an Excluded Asset. Buyer will promptly pay to Seller when received all monies received by Buyer under any Excluded Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents a Purchased Asset.

2.7 Closing. The closing (the “Closing”) of the Contemplated Transactions shall take place via facsimile or electronic mail on February 5, 2008 (the “Closing Date”), or at such other time or place as Buyer and Seller may agree. At the Closing:

(a) Deliverables to Buyer. Buyer shall have received copies of the following documents:

(i) the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”) executed by Seller;

(ii) the Executive Agreement in the form attached hereto as Exhibit C (the “Executive Agreement”) executed by each of the Founders and Key Shareholder;

(iii) the Escrow Agreement executed by Seller and Escrow Agent;

(iv) the Copyright Assignment in the form attached hereto as Exhibit D (the “Copyright Assignment”) executed by Seller;

(v) the Trademark Assignment in the form attached hereto as Exhibit E (the “Trademark Assignment”) executed by Seller;

(vi) the Domain Name Transfer Agreement in the form attached hereto as Exhibit F (the “Domain Name Transfer Agreement”) executed by Seller;

(vii) the Assignment and Assumption of Lease in the form attached hereto as Exhibit G (the “Lease Assignment”) executed by Seller and the Landlord;

(viii) the General Release Agreement in the form attached hereto as Exhibit H (the “General Release Agreement”) executed by each Shareholder and Seller;

(ix) Schedules to this Agreement;

(x) an opinion of Seller’s counsel reasonably satisfactory to Buyer;

(xi) certificate issued by the Secretary of State of Colorado as to Seller’s legal existence and good standing;

(xii) certificate issued by the Secretary of State of Colorado certifying Seller’s Amended and Restated Articles of Incorporation;

(xiii) certificates of an appropriate officer of Seller as to the incumbency and signatures of Seller’s officers executing this Agreement and the Ancillary Agreements;

(xiv) copies of the resolutions duly adopted by the board of directors of Seller and Shareholders authorizing Seller to enter into and perform this Agreement and the Ancillary Agreements, and to consummate the Contemplated Transactions certified by an appropriate officer of Seller;

(xv) the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Seller certified by a proper officer of Seller as in full force and effect on and as of the Closing Date;

(xvi) the Preliminary Closing Balance Sheet;

(xvii) the consents listed on Schedule 2.7(a)(xvii);

(xviii) a certificate of non-foreign status (in a form reasonably acceptable Buyer) pursuant to Section 1.1445-2(b)(2) of the Code; and

(xix) all other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.

(b) Deliverables to Seller. Seller, shall have received each of the following:

(i) the Purchase Price less the Escrow Deposit (which shall be delivered to Escrow Agent by Buyer);

(ii) the Assignment and Assumption Agreement executed by Buyer;

(iii) the Executive Agreement for each of the Founders executed by Buyer;

(iv) the Domain Name Transfer Agreement executed by Buyer;

(v) the Trademark Assignment executed by Buyer;

(vi) the Copyright Assignment executed by Buyer;

(vii) the Lease Assignment executed by Buyer and the Landlord;

(viii) the Escrow Agreement executed by Buyer and Escrow Agent;

(ix) each General Release Agreement executed by Buyer;

(x) confirmation of receipt, by the Escrow Agent, of $6.5 million;

(xi) confirmation of receipt, by Paying Agent, of $58.5 million; and

(xii) all other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.

2.8 Purchase Price Adjustment.

(a) General. After the Closing, as an adjustment to the Purchase Price, if any,

(i) if Final Net Working Capital is a larger negative number than Base Net Working Capital by more than $25,000, then the Purchase Price shall be reduced by the amount by which Base Net Working Capital exceeds Final Net Working Capital, less $25,000 (the “Post-Closing Adjustment Decrease Amount”), and within ten (10) Business Days following the determination of Final Net Working Capital in accordance with Section 2.8(b), Buyer shall deliver an instruction to the Escrow Agent, with a copy to Seller, to distribute from the Escrow Account to Buyer, the Post-Closing Adjustment Decrease Amount from the Escrow Account by wire transfer of immediately available funds to the account or accounts designated by Buyer in such instructions; and

(ii) if Final Net Working Capital is a positive number or a smaller negative number than Base Net Working Capital by more than $25,000, then the Purchase Price shall be increased by the amount by which Final Net Working Capital exceeds Base Net Working Capital, less $25,000 (the “Post-Closing Adjustment Increase Amount”), and within ten (10) Business Days following the determination of Final Working Capital Amount in accordance with Section 2.8(b), Buyer shall deliver or cause to be delivered to Seller the Post-Closing Adjustment Increase Amount by wire transfer of immediately available funds.

(b) Definitions. The following terms, as used herein, have the following meanings:

“Base Net Working Capital” means negative One Hundred Ninety-Five Thousand Three Hundred Seventy-One and 96/100 Dollars (-$195,371.96).

“Closing Balance Sheet” means a balance sheet for the Business as of the close of business on the day immediately preceding the Effective Date that is prepared in accordance with GAAP as in effect on the day immediately preceding the Effective Date.

“Closing Net Working Capital” means the (i) current assets (as determined in accordance with GAAP as in effect on the day immediately preceding the Effective Date) of the Business (excluding cash, cash equivalents, any inter and intra company accounts, notes and other receivables from Seller and any of its Affiliates, and all other Excluded Assets), (ii) less the current Liabilities (as determined in accordance with GAAP as in effect on the day immediately preceding the Effective Date) of the Business (excluding any indebtedness for borrowed money, any accounts payable not assumed by Buyer and all other Excluded Liabilities), all as of the close of business on the day immediately preceding the Effective Date.

“Final Net Working Capital” means Closing Net Working Capital (i) as shown in Seller’s calculation delivered pursuant to Section 2.8(c) if no timely Objection Notice with respect thereto is delivered by Buyer to Seller pursuant to Section 2.8(d) or (ii) if such Objection Notice is delivered by Buyer to Seller, (A) as agreed by Seller and Buyer pursuant to Section 2.8(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(e).

(c) Preparation of Closing Balance Sheet. As promptly as practicable after the Closing Date, Seller (with the assistance of Buyer to the extent requested by Seller) will cause the Closing Balance Sheet to be prepared in accordance with GAAP as in effect on the day immediately preceding the Effective Date and will prepare a calculation of Closing Net Working Capital based on such Closing Balance Sheet setting forth its calculation of Closing Net Working Capital in accordance with the example set forth Schedule 2.8(c). As promptly as practicable, but no later than ninety (90) days, after the Closing Date or such later date as Seller and Buyer agree, Seller will cause the Closing Balance Sheet, together with its certificate, to be delivered to Buyer.

(d) Disagreement by Buyer. If Buyer disagrees with Seller’s calculation of Closing Net Working Capital, Buyer may, within twenty (20) days after receipt of the documents referred to in Section 2.8(c), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of the Closing Balance Sheet and Closing Net Working Capital (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Working Capital delivered by Seller pursuant to Section 2.8(c).

(e) Dispute Resolution.

(i) If an Objection Notice shall have been timely delivered by Buyer to Seller pursuant to Section 2.8(d), Seller and Buyer shall, during the twenty (20) days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Net Working Capital, which amount shall not be less than the amount shown in Seller’s calculation thereof delivered pursuant to Section 2.8(c) nor more than the amount shown in Buyer’s calculation thereof delivered pursuant to Section 2.8(d). If, during such period, Seller and Buyer are unable to reach agreement, then the disputed items shall be resolved by Ernst & Young, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants having no material relationship with any Party and reasonably acceptable to both Seller and Buyer (the “Accounting Referee”).

(ii) Buyer and Seller shall jointly instruct the Accounting Referee that it (1) shall act as experts in accounting, and not as arbitrators, to resolve, in accordance with GAAP as in effect on the day immediately preceding the Effective Date, only the matters specified in any timely delivered Objection Notice that remain in dispute, (2) shall adjust the calculation of Closing Net Working Capital based thereon to reflect such resolution, (3) may not determine an amount of Closing Net Working Capital in excess of that claimed by Seller or less than that claimed by Buyer, and (4) shall deliver to Buyer and Seller a written decision as promptly as practicable and in any event within seventy-five (75) days following the submission of the matters that remain in dispute to the Accounting Referee for resolution. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.

(iii) Each Party agrees to execute, if requested by the Accounting Referee, a reasonable engagement letter. The cost of such review and report (including any retainer) shall be borne (1) by Buyer if Seller’s calculation of Closing Net Working Capital is closer to Final Net Working Capital than Buyer’s calculation thereof, (2) by Seller if the reverse is true and (3) otherwise equally by Buyer and Seller. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Buyer and 50% by Seller.

(iv) All determinations made by the Accounting Referee shall be final, conclusive and binding on the Parties, and the Closing Net Working Capital, as modified by the determination of the Accounting Referee, shall be deemed to be the Final Net Working Capital.

(f) Cooperation. Seller and Buyer will, and will cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Working Capital and in the conduct of the audits and reviews referred to in this Section 2.8, including without limitation the making available to the extent necessary of books, records, work papers and personnel. Notwithstanding any unresolved dispute pending between Buyer and Seller pursuant to Section 2.8(e) regarding the Closing Net Working Capital, to the extent that Buyer and Seller agree on portions of the Closing Net Working Capital, such that some amount is known to be owed from one party to the other, Seller and Buyer agree to pay, pursuant to Section 2.8(a), without reservation or delay, any amounts that are not the subject of a good faith dispute pursuant to Section 2.8(e).

2.9 Earn-Out Payments.

(a) Earn-Out Determination.

(i) After each Earn-Out Period, but in no event later than the Earn-Out Notice Date after each such Earn-Out Period, Buyer shall deliver to Seller the following:

(1) a written statement setting forth the proposed calculation of EBITDA for such Earn-Out Period setting forth in detail the calculations thereof, together with supporting schedules as applicable or as reasonably requested by Seller (the “Proposed EBITDA”); and

(2) subject to Section 8.5, by wire transfer of immediately available funds, the Earn-Out Payment calculated pursuant to Section 2.9 and based on such Proposed EBITDA calculation for such Earn-Out Period.

(ii) If Seller disagrees in any respect with Buyer’s calculation of the Proposed EBITDA, Seller shall deliver a dispute notice (the “Dispute Notice”) to Buyer within thirty (30) days of receiving the Proposed EBITDA for the applicable Earn-Out Period.

(iii) If Seller does not deliver a Dispute Notice to Buyer within thirty (30) days of receiving the Proposed EBITDA for the applicable Earn-Out Period, then the Proposed EBITDA for such Earn-Out Period shall be the EBITDA for the applicable Earn-Out Period.

(iv) If Seller does deliver a Dispute Notice to Buyer (which Dispute Notice must set forth, in reasonable detail, (x) the items and amounts in dispute and an alternative amount for each such disputed item and (y) a calculation by Seller of the EBITDA for such Earn Out Period) within such 30-day period commencing on the date that Seller receives the Proposed EBITDA from Buyer, Buyer and Seller will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the Dispute Notice from Seller.

(v) The only basis on which Seller may dispute any matter in the Proposed EBITDA are: (1) the inaccuracy of such matter, whether factually or numerically, or (2) the Proposed EBITDA, or any element thereof, or both, are not prepared as provided in this Agreement.

(vi) If Buyer and Seller do not obtain a final resolution within the 30-day period commencing on the date Buyer receives a Dispute Notice from Seller, then the items in dispute shall be submitted immediately to the Accounting Referee. Buyer and Seller shall jointly instruct the Accounting Referee that it (1) shall act as experts in accounting, and not as arbitrators, to resolve, in accordance with GAAP and this Agreement, only the matters specified in any timely delivered a Dispute Notice that remain in dispute, (2) shall adjust the calculation of Proposed EBITDA for such Earn-Out Period based thereon to reflect such resolution, (3) may not determine an amount of EBITDA for such Earn-Out Period in excess of that claimed by Seller or less than that claimed by Buyer, and (4) shall deliver to Buyer and Seller a written decision of its calculation of EBITDA as promptly as practicable and, in any event, within seventy-five (75) days following the submission of the matters that remain in dispute to the Accounting Referee for resolution. Each Party agrees to execute, if requested by the Accounting Referee, a reasonable engagement letter. The cost of such review and decision by the Accounting Referee (including any retainer) shall be borne (x) by Buyer if Seller’s calculation of Proposed EBITDA for such Earn-Out Period is closer to the EBITDA for such Earn-Out Period than Buyer’s calculation of the Proposed EBITDA, or (y) by Seller if the reverse is true. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Buyer and 50% by Seller. All determinations made by the Accounting Referee shall be final, conclusive and binding on the Parties, and the EBITDA for such Earn-Out Period, as modified by the determination of the Accounting Referee, shall be deemed to be the EBITDA for such Earn-Out Period.

(vii) If applicable and subject to Section 8.5, within five (5) days after final determination of EBITDA for such Earn-Out Period pursuant to Sections 2.9(a)(iii) and 2.9(a)(vi), as applicable Buyer shall deliver to Seller the payment by wire transfer in immediately available funds of the amount, if any, by which (1) the Earn-Out Payment calculated based on the EBITDA calculation for such Earn-Out Period (determined pursuant to Sections 2.9(a)(iii) or 2.9(a)(vi), as applicable, exceeds (2) the Earn-Out Payment calculated based on the Proposed EBITDA calculation for such Earn-Out Period (determined pursuant to Section 2.9(a)(i)), together with and including accrued interest on such amount at an interest rate per annum equal to the Wall Street Journal Prime Rate, as published by the Wall Street Journal, in effect on January 1, 2009 and January 1, 2010, with respect to the applicable Earn-Out Period.

(viii) Buyer shall make its financial and business records regarding the calculation of EBITDA available to Seller and its representatives during normal business hours at any time during and following the applicable Earn-Out Period, including, without limitation, for the review by Seller of, and the resolution of any objections with respect to, the Proposed EBITDA or in connection with the preparation of the Dispute Notice. Seller shall not disclose or make use of any such information other than to the extent necessary to review the calculation of Proposed EBITDA and enforce its rights under this Agreement.

(b) Earn-Out Payment with respect to Earn-Out Year One.

(i) If the EBITDA for Earn-Out Year One is less than **** (the “Earn-Out Year One Threshold”), then Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(b).

(ii) Subject to Section 2.9(b)(iv), if the EBITDA for Earn-Out Year One is equal to or greater than the Earn-Out Year One Threshold, but less than the ****, then, as provided in Section 2.9(a), Buyer shall pay to Paying Agent on behalf of Seller an amount equal to (A) $2,000,000 plus (B) the product of (I) $8,000,000 multiplied by (II) the quotient of (a) the sum of (i) EBITDA for Earn-Out Year One minus (ii) the Earn-Out Year One Threshold, divided by (b) $1,300,000, rounded to the nearest whole dollar. By way of example, without limiting the foregoing, and pursuant to the terms herein, in the event the EBITDA for Earn-Out Year One is ****, Seller would be paid **** by Buyer calculated as follows:

$2,000,000 + ($8,000,000 x	(**** - ****))	=	*	***
$1,300,000

(iii) If the EBITDA for Earn-Out Year One is equal to or greater than the Earn-Out Year One Target Amount, then, as provided in Section 2.9(a) Buyer shall pay to Seller ****.

(iv) In addition, any EBITDA in excess of the Earn-Out Year One Target Amount (“Excess Year-One EBITDA”) shall be added to and incorporated in the calculation for the EBITDA for Earn-Out Year Two as set forth in Section 2.9(c).

(c) Earn-Out Payment with respect to Earn-Out Year Two.

(i) If the EBITDA for Earn-Out Year Two (as finally determined pursuant to Section 2.9(a) above), plus any Excess Year-One EBITDA is less than **** (the “Earn-Out Year Two Threshold”), then Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(c).

(ii) If the EBITDA for Earn-Out Year Two plus any Excess Year-One EBITDA is equal to or greater than the Earn-Out Year Two Threshold, but less than the Earn-Out Year Two Target Amount, then, as provided in Section 2.9(a), Buyer shall pay to Seller an amount equal to: (A) $2,000,000, plus (B) the product of (I) $8,000,000, multiplied by (II) the quotient of (a) the sum of (i) EBITDA for Earn-Out Year Two (including Excess Year-One EBITDA) minus (ii) the Earn-Out Year Two Threshold, divided by (b) $1,850,000, rounded to the nearest whole dollar.

(iii) If the EBITDA for Earn-Out Year Two plus any Excess Year-One EBITDA is equal to or greater than the Earn-Out Year Two Target Amount, then, as provided in Section 2.9(a), Buyer shall pay to Paying Agent on behalf of Seller an amount equal to: (A) $10,000,000, plus (B) the product of (I) the sum of (a) EBITDA for Earn-Out Year Two (including the Excess Year-One EBITDA), minus (b) the Earn-Out Year Two Target Amount, multiplied by (II) fifty percent (50%), rounded to the nearest whole dollar.

(d) Additional Earn-Out Provisions. The provisions of Schedule 2.9 are incorporated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller (and not any of the Shareholders) hereby represents and warrants to Buyer that:

3.1 Governmental Authorization; Consents.

(a) No Required Action. The execution, delivery and performance by Seller and each Shareholder of this Agreement and each of the Ancillary Agreements to which Seller and each Shareholder, as applicable, is a party require no action by or in respect of, or filing with, any Governmental Body.

(b) No Required Consents. Except as set forth in Schedule 3.1(b), no consent, approval, waiver or other action (a “Required Consent”) by any Person under any Contract to which Seller or each Shareholder is a party or is bound is required or necessary for the execution, delivery and performance by Seller and each Shareholder of this Agreement and each Ancillary Agreement to which Seller, as applicable, is a party, or for the consummation of the Contemplated Transactions.

3.2 Non-Contravention. The execution, delivery and performance by Seller and each Shareholder of this Agreement and each Ancillary Agreement to which Seller and each Shareholder is a party, as applicable, and the consummation of the Contemplated Transactions, do not and will not (a) contravene or conflict with the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Seller, (b) assuming compliance with the matters referred to in Section 3.1(a), contravene or conflict with any provision of any Law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller, each Shareholder or the Business; (c) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller or each Shareholder is entitled under any provision of any Contract binding upon Seller or each Shareholder, or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any Contract or Permit to which any of Seller or the Shareholders is a party or by which any of their respective assets or properties is bound or affected, other than, in the case of clause (b), (c) or (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.3 Tangible Personal Property.

(a) Schedule 3.3(a) lists each item or distinct group of (i) material equipment, supplies, furniture, fixtures, personalty and other tangible personal property and (ii) vehicles used in the Business (the “Tangible Personal Property”).

(b) Schedule 3.3(b) sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

3.4 No Undisclosed Liabilities. Except as set forth in Schedule 3.4 or as set forth on the Interim Balance Sheet, there are no Liabilities of Seller of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP other than current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.5 Litigation. Except as disclosed in Schedule 3.5 (which, with respect to each Claim set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no, and in the past five (5) years there have not been any, Claims by or against Seller or any of its directors, officers, stockholders or employees in their capacity as such with Seller, or affecting any of the Purchased Assets or the Business pending, before any Governmental Body (or, to the knowledge of Seller, threatened to be brought by or before any Governmental Body). None of the matters set forth in Schedule 3.5, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the Contemplated Transactions.

3.6 Contracts.

(a) List of Contracts. Schedule 3.6(a) contains an accurate list of all of the Contracts, other than Excluded Contracts, used by Seller or held by Seller for use in connection with the Business (and complete and accurate descriptions of the material terms of such Contracts to the extent such Contracts are oral) with respect to the Business (each Contract or agreement listed thereon, a “Material Contract”):

(i) each Contract for the lease, license or purchase of materials, supplies, goods, services, assets or rights that provides for aggregate annual payments by Seller in excess of $75,000;

(ii) each Contract for the lease, license or sale of materials, supplies, goods, services, assets or other rights that provides for aggregate annual payments to Seller in excess of $75,000, except for this Agreement and the Ancillary Agreement;

(iii) all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(iv) all Contracts relating to Indebtedness of Seller;

(v) all Contracts with any Governmental Body (the “Government Contracts”) and all bids for Government Contracts that are now pending or being prepared by Seller;

(vi) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time or under which Seller is otherwise restricted in any material respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its products or services, except for this Agreement and the Ancillary Agreements;

(vii) all Contracts between Seller and a Key Customer;

(viii) all Contracts that provide for “exclusivity” or any similar requirement in favor of any Person other than Seller;

(ix) all Contracts under which Seller has agreed to indemnify any Person, except for this Agreement and the Ancillary Agreements;

(x) each Contract granting the other party to such Contract or another third party “most favored nation” or similar status;

(xi) each Contract that involves requirements, fixed volume or other similar commitments;

(xii) all non-disclosure or confidentiality agreements;

(xiii) all Contracts between Seller and any of its Affiliates, directors, officers or stockholders or any of their respective Affiliates or family members or relatives, except for this Agreement and the Ancillary Agreements and those pursuant to Seller’s Plans;

(xiv) to the extent not otherwise listed in Schedule 3.6(a), all Contracts listed in Schedule 4.4 and Schedule 3.12; and

(xv) all other Contracts, whether or not made in the Ordinary Course of Business, that are material to Seller.

(b) Except as set forth on Schedule 3.6(b):

(i) each Material Contract to which Seller is a party is a valid and binding agreement of Seller, enforceable against Seller, in accordance with its terms, and to Seller’s Knowledge, each Material Contract is a valid and binding agreement of the other parties thereto;

(ii) Seller has fulfilled all material obligations required, pursuant to the Material Contracts to which Seller is a party, to have been performed by Seller and Seller has no reason to believe that it will not be able to fulfill, when due, all of its material obligations under such Material Contracts which remain to be performed after the date of this Agreement, if the Closing does not occur;

(iii) Seller is not in material breach of or default under any Material Contract, and, to the Knowledge of Seller, no event has occurred that with the passage of time or giving of notice or both would constitute such a material default, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto;

(iv) to Seller’s Knowledge, there is no existing breach or default by any other party to any Material Contract to which Seller is a party, and, no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto; and

(v) Seller is not restricted, by any Material Contract, from carrying on its Business anywhere in the world.

(c) The mere delivery of a Material Contract (or the mere description of a Contract’s title and parties on Schedule 3.6(a)) shall not constitute a disclosure by Seller or the Shareholders of any item the specific disclosure of which is required pursuant to this Agreement.

(d) Complete and accurate copies of these listed Material Contracts have been provided to Buyer.

3.7 Financial Information.

(a) Seller has made available to Buyer true and complete copies of (i) the audited balance sheet of the Business as of December 31, 2006, together with the related audited statements of revenue, costs and expenses for the Business for the year ended December 31, 2006, (ii) the unaudited balance sheet of the Business as of December 31, 2007 (the “Balance Sheet”) together with the related unaudited statements of revenues, costs and expenses of the Business for the year ended December 31, 2007, and (iii) the unaudited statements of assets and liabilities as of January 31, 2008 (the “Interim Balance Sheet”) together with the related unaudited statement of revenues, costs and expenses of the Business for the one (1) month period ended January 31, 2008 (collectively, such financial statements referred to in (i), (ii), and (iii)

above, together with the notes and supplementary information thereto, shall be referred to as the “Financial Statements”). Except as set forth on Schedule 3.7(a), the Financial Statements (i) fairly present, subject to normal year-end adjustments and footnotes, in all material respects the financial condition and results of operations of the Business at and as of the date thereof and for the period covered thereby, (ii) were compiled from books and records regularly maintained by management of Seller used to prepare the financial statements of Seller, and (iii) the Financial Statements were prepared in accordance with GAAP, subject to normal year-end adjustments and footnotes.

(b) Except as and to the extent reflected on the Financial Statements or on Schedule 3.7(b), Seller has no Liabilities required by GAAP to be reflected on a balance sheet other than Liabilities incurred since December 31, 2007, in the Ordinary Course of Business and consistent with past practice.

(c) The Balance Sheet and Interim Balance Sheet were prepared from and are consistent with the accounting records of the Business. Such accounting records represent actual, bona fide transactions. Seller has also made available to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or audit committee during the 36 months preceding the Effective Date relating to the Business, together with copies of all responses thereto.

3.8 Events Subsequent to Date of Balance Sheet. Since December 31, 2006, except as set forth on Schedule 3.8, the Business has been conducted in the Ordinary Course of Business and has not sustained any Material Adverse Effect nor, to Seller’s Knowledge, has there been any act or omission that, solely through the passage of time, would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.8, since December 31, 2006 and until the date of this Agreement:

(a) Seller has carried on the Business in the Ordinary Course of Business in all material respects;

(b) Seller has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the properties, rights or assets of Seller relating to the Business having a value in excess of $75,000 in the aggregate;

(c) Seller has not, except in the Ordinary Course of Business, entered into any Contract or agreed to any material modification, amendment or extension of any Contract requiring or likely to require payments to or from Seller in any one year of more than $75,000 in the aggregate;

(d) Seller has not incurred any Liabilities which in the aggregate are material to the Business, other than those Liabilities set forth in the Financial Statements;

(e) Seller has not increased the salary or other compensation payable or to become payable to any employee of the Business or made any declaration, payment, commitment, or obligation of any kind for the payment of additional salary or compensation to any such person other than consistent with past practices and not exceeding five percent (5%) of the salary and benefits paid in respect to such employees;

(f) No material asset of the Business has been destroyed, materially damaged, or lost, whether or not covered by insurance;

(g) Seller has not materially changed accounting methods or practices (including, without limitation, any change in depreciation or amortization methods, policies, or rate) relating to the Business or the Purchased Assets, except as required by changes in GAAP;

(h) Seller has not waived or released any right or claim relating to the Business or cancelled any debts or claims relating to the Business, except in the Ordinary Course of Business;

(i) Seller has not mortgaged, pledged, or, subjected to Lien, charge, or other encumbrance (other than a Permitted Lien), any of the Purchased Assets;

(j) Seller has not issued or sold any shares of capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Seller;

(k) Seller has not made any material changes in the methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, paying, inventories, Accounts Receivable, marketing, selling, pricing, billing or collecting and has not engaged in (i) any practice which would have the effect of accelerating to pre-Effective Date periods collections of Accounts Receivable that would otherwise be expected (based on past practice) to be made in periods on or after the Effective Date, (ii) any practice that would have the effect of postponing to periods on or after the Effective Date payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Effective Date periods or (iii) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice or contrary to generally accepted industry practices;

(l) Seller has not made, revoked or changed any material Tax election or method of Tax accounting, or settled or compromised any material liability with respect to Taxes of Seller;

(m) Seller has not made any loan to, guaranteed any Indebtedness of or otherwise became liable for any Indebtedness on behalf of, any Person;

(n) Seller has not entered into any agreement, arrangement or transaction with any of its Affiliates, directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(o) Seller has not terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Code or announced or planned any such action or program for the future;

(p) Except as would not be considered material, Seller has not disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller has any right, title, interest or license;

(q) Seller has not failed to maintain the property and equipment of the Business in good repair and operating condition, ordinary wear and tear excepted;

(r) Seller has not suffered any casualty loss or damage with respect to any of the Purchased Assets that in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(s) Seller has not amended or restated the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Seller;

(t) Seller has not abandoned, sold, assigned, or granted any security interest in or to any item of the Business Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Business Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Interim Balance Sheet Date) or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting the confidentiality thereof, in each case in this clause (t), in a manner outside of the Ordinary Course of Business of Seller;

(u) To Seller’s Knowledge, Seller has not experienced or otherwise been subject to any change, event, condition or set of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

(v) Other than pursuant to the terms of this Agreement, Seller has not committed to do any of the foregoing.

3.9 Accounts Receivable. Schedule 3.9 sets forth an aged list of the Accounts Receivable as of the Interim Balance Sheet Date showing separately those Accounts Receivable that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, and (d) more than 89 days. Except to the extent, if any, reserved for on the Interim Balance Sheet, all Accounts Receivable reflected on the Interim Balance Sheet arose from, and the Accounts Receivable existing as of the Effective Date will have arisen from, the sale of services to Persons not affiliated with Seller or any of the Shareholders and in the Ordinary Course of Business consistent with past practice and, except as reserved against on the Interim Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice.

3.10 Customers. Listed in Schedule 3.10 are the names and addresses of the top fifty (50) Customers of the Business for the fiscal year ended December 31, 2006 and for the ten (10) months ended October 31, 2007, which represents approximately thirty-seven percent (37%) and approximately forty percent (40%) of Seller’s revenue for each period, respectively (each such customer, a “Key Customer”). Seller has not received any written notice, and, to the Knowledge of Seller, there is no reason to believe that any Key Customer of the Business (a) has ceased, or intends to cease, to use the products, goods or services of Seller or has substantially reduced, or intends to substantially reduce, the use of such products, goods or services at any time or (b) will not transact business with Buyer at any time after the Closing on terms and conditions (including pricing, payment and other economic terms) that are substantially equivalent to the terms and conditions on which that customer currently transacts business with Seller. Except as set forth in Schedule 3.10, Seller has not agreed or committed to any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any Key Customer of Seller or in respect of any revenue generated from any such Key Customer.

3.11 Subsidiaries or Other Interests. There are no other corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire any of the same. Seller is not a member of (nor is any part of the Business conducted through) any partnership nor is Seller a participant in any joint venture or similar arrangement.

3.12 Real Property.

(a) Seller does not own, and nor any of its predecessors has ever owned, any interest (other than a leasehold interest) in any real property.

(b) Schedule 3.12(b) lists all leases and subleases of real property (the “Leases”) used by or held for use by Seller in connection with the Business, together with a description of all buildings and material fixtures and improvements erected thereon (the “Leased Real Property”), and, with respect to each Lease, sets forth the identity of the landlord or sub-landlord, the commencement date and term of such Lease, any amendment to such Lease, and the aggregate annual rent under such Lease. Schedule 3.12 sets forth and separately identifies each Lease for which the landlord or sub-landlord is an equityholder or Affiliate of any of Seller.

(c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person. Seller has made available to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

(d) Seller is the holder of the lessee’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. No lessor under the Leases has any Liens on, or claim to, any of the Tangible Personal Property located at the Leased Real Property except as provided under applicable Law.

(e) The Leased Real Property comprise all real property or leased by Seller or otherwise used or held for use by Seller.

3.13 Customer Information. Schedule 3.13 sets forth the complete and accurate count and list of the name, address, telephone numbers and email address for each Key Customer and, at Closing as permitted by Law, and Seller shall provide in electronic format, complete Customer Information that Seller has, including any and all marketing codes.

3.14 Labor Matters.

(a) Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business;

(b) Work Stoppage. There are no controversies, strikes, slowdowns or work stoppages pending or, to Seller’s Knowledge, threatened between Seller and any of the employees of Seller, and Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;

(c) No Outstanding Labor Grievances. Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no material grievances outstanding against Seller under any such agreement or contract;

(d) Labor Practice Complaints. There are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Body or any current union representation questions involving employees of Seller;

(e) Compliance with Labor Laws. Seller is currently in compliance with all applicable Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body, or is holding for payment not yet due to such Governmental Body, all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;

(f) Payment of Wages. Seller has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(g) No Wages Claims. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body with respect to any Persons currently or formerly employed by Seller in the Business;

(h) No Consent Decree. Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices;

(i) No Violation of Safety Standards. There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to Seller; and

(j) No Charge of Discrimination. Except as set forth on Schedule 3.14(j), there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Body in any jurisdiction in which Seller has employed or currently employs any Person.

3.15 Employees. Schedule 3.15 lists the name, title or position held, the current annual salary rates, bonuses, accrued vacation, the date of employment, date and amount of last salary increase and a description of the position and job function of each officer and director of Seller and each employee who (a) directly reports to the Chief Executive Officer, the Chief Operating Officer or their direct reports or (b) has a base salary in excess of $60,000 per year.

3.16 Certain Interests. Except as expressly disclosed in Schedule 3.16,

(a) no Affiliate of any officer, director, stockholder or employee of Seller and no relative or spouse (or relative of such spouse) of any such Affiliate, officer, director, stockholder or employee:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of Seller; provided, however, that the ownership of securities representing no more than 1% percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property, including the Business Intellectual Property, that Seller uses, hold for use has used, or intends to use in the operation of the Business or otherwise; or

(iii) has outstanding any Indebtedness to Seller.

(b) Seller does not have any Liability to any Affiliate of any officer, director, stockholder or employee of Seller or to any relative or spouse (or relative of such spouse) of any such Affiliate, officer, director, stockholder or employee.

3.17 No Traffic Manipulation. Seller has not, directly or through another Person, generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using “robot” programs, “spider” programs, macro programs, Internet agents, or any other automated means, or generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using human end users acting either on the instructions of Seller or any officer, director, stockholder, employee or other Affiliate of Seller.

3.18 Affiliate Transactions. Other than as described on Schedule 3.18, no Insider (a) is or was a party to any Contract or transaction with Seller or which pertains to the Business (other than in such Insider’s capacity as an employee, stockholder or director of Seller), or (b) has any interest in any Purchased Asset, other than indirectly, as a shareholder of Seller.

3.19 Minute Books and Records. Seller’s minute books contain accurate records of all meetings of, and accurately reflect all other material actions taken by, the stockholders, board of directors and all committees of the board of directors of Seller. Complete and accurate copies of all such minute books of Seller have been made available by Seller to Buyer.

3.20 Insurance. All material assets, properties and risks of Seller, are, and for the past five (5) years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of Seller, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Seller.

3.21 Certain Business Practices. Neither Seller nor any of its directors, officers, nor, to the Knowledge of Seller, any of its agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Body, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, or (c) made any payment to any customer or supplier of Seller or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

3.22 Confidentiality Agreements. To Seller’s Knowledge, (a) Schedule 3.22(a) sets forth each Material Contract under which Seller has disclosed any material confidential information, (b) Schedule 3.22(b) sets forth each Material Contract under which Seller has received any material confidential information from a third-party, and (c) Schedule 3.22(c) sets forth each Material Contract under which Seller has received from and disclosed to a third-party any material confidential information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller and each Shareholder, jointly and severally, hereby represent and warrant to Buyer that:

4.1 Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller has heretofore delivered to Buyer true and complete copies of the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Seller as currently in effect.

4.2 Authorization; Qualification.

(a) Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the Contemplated Transactions are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller and each Shareholder, as applicable, is a party has been duly executed and delivered by Seller and each Shareholder, as applicable, and constitutes a valid and binding agreement of Seller and each Shareholder, as applicable, enforceable in accordance with its terms.

(b) Qualification. Seller is duly qualified to do business in each jurisdiction listed on Schedule 4.2(b), and Seller is not required to be qualified in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect.

4.3 Assets.

(a) The Purchased Assets constitute all the properties, assets and right that are necessary to conduct the Business as currently conducted. At all times since the Interim Balance Sheet Date, Seller has caused the Purchased Assets to be maintained in accordance with good business practice in the Ordinary Course of Business of Seller, and all the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used and intended by Seller.

(b) Seller has, and at Closing will transfer to Buyer, good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in the Purchased Assets, free and clear of any Liens, to the extent not an Assumed Liability

4.4 Technology and Intellectual Property.

(a) Seller has Ownership and Licenses in the Business Intellectual Property. Except as set forth on Schedule 4.4(a), the Business Intellectual Property owned by Seller is free and clear of all Liens (to the extent not an Assumed Liability), and to Seller’s Knowledge, the Business Intellectual Property licensed by Seller for use in the conduct of the Business is free and clear of all Liens (to the extent not an Assumed Liability). To the Seller’s Knowledge, except as set forth on Schedule 4.4(a), the conduct of the Business of Seller as currently conducted does not infringe the Intellectual Property of any other Person. Except as set forth on Schedule 4.4(a), Seller has not received any written notice alleging the infringement of the Intellectual Property of any other Person or challenging the validity or enforceability of any of the Business Intellectual Property, and, there are no claims pending (or to Seller’s Knowledge threatened) against Seller or each Shareholder with respect to any Business Intellectual Property. To Seller’s Knowledge, except as set forth on Schedule 4.4(a), as of the date of this Agreement no other person is infringing or violating any of the Business Intellectual Property owned by Seller.

(b) Seller Maintenance of the Business Intellectual Property. Seller has used commercially reasonable efforts to maintain its confidential information and trade secrets in confidence, including, as commercially reasonable, entering into Contracts that require licensees, contractors and other third Persons with access to such confidential information and trade secrets to keep such confidential information and trade secrets confidential. All employees of Seller have entered into valid and binding agreements with Seller sufficient to vest title in Seller of all Business Intellectual Property created by such employees or consultants in the scope of their employment or consultancy. To the extent that any Business Intellectual Property has been developed or created by a contractor or other third party, Seller has a written agreement with such third party with respect thereto and thereby either (i) obtained ownership of, and is the exclusive owner of, or (ii) obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party’s Intellectual Property in such work.

(c) Effect of Transaction on the Business Intellectual Property. The consummation of the Contemplated Transactions will not, as of the Closing, result in the loss of, or otherwise adversely affect, any ownership rights of Seller in the Business Intellectual Property or result in the breach or require the termination of any Business IP Agreement. Further, the consummation of the Contemplated Transactions will not trigger any provision of any Contract of Seller or each Shareholder that purports to obligate Seller or each Shareholder to (i) grant to any third party any rights or licenses with respect to Business Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Business Intellectual Property in excess of that being paid by Seller prior to the Closing.

(d) Registered Intellectual Property. Schedule 4.4(d) sets forth a complete and correct list of all patents and patent applications, copyright applications and registrations, and trademark applications and registrations owned or filed by or on behalf of Seller.

(e) Business Systems. To Seller’s Knowledge, the computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by Seller in the conduct of the Business (collectively, “Business Systems”) are materially sufficient for the Business as of the Closing. In the last twelve (12) months, to Seller’s Knowledge, there has been no material disruption, interruption or outage to any Business System, other than such disruptions, interruptions or outages generally affecting other similar situated businesses. Seller has taken commercially reasonable steps to provide for the back-up and recovery of the data and information used in the conduct of the Business. No source code for any Business System exclusively licensed to Seller has been delivered, contributed, licensed, or made available by Seller or the Shareholders to any other Person (including any developer participating in any open source project) who is not, as of the date of this Agreement, an employee or consultant of Seller, and Seller has no duty (present, contingent or otherwise) to do the same.

(f) Personal Information. To Seller’s Knowledge, Seller is in compliance in all material respects with (i) all applicable Laws of any Governmental Body governing the collection, use or transfer of personal information and (ii) Seller’s privacy policies or related policies, programs or other notices that concern Seller’s collection or use of personal information.

(g) Intellectual Property Necessary to Operate Business. Except as set forth on Schedule 4.4(g), to Seller’s Knowledge, and without expanding the scope of Section 4.4(a), the Business Intellectual Property includes all of the Intellectual Property necessary to or used in the operation of the Business, and there are no other items of Intellectual Property that are material to the operation of the Business as currently conducted. The Owned Intellectual Property are subsisting, valid and enforceable, and are not, to Seller’s Knowledge, subject to any written Claim of invalidity or unenforceability in whole or in part or is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Business Intellectual Property or impairing the validity or enforceability of such Business Intellectual Property.

(h) Software. To Seller’s Knowledge, the Software used in the Business does not use any Publicly Available Software in a manner that subjects the Software to the license obligations of the Publicly Available Software.

4.5 Compliance with Laws.

(a) No Violations. Seller is not in violation of, has not violated, any applicable provisions of any Laws, statutes, ordinances or regulations of any Governmental Body, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law, rule, ordinance or regulation applicable to Seller or the conduct of the Business, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Permits. Schedule 4.5(b) accurately lists each Permit material to the Business, together with the name of the Governmental Body issuing such Permit. Such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller. Upon consummation of such transactions, Seller will transfer to Buyer, assuming the related Required Consents have been obtained prior to the Closing Date, all of the right, title and interest in all the Permits.

(c) No Defaults. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any Governmental Body or arbitrator.

4.6 Environmental Compliance. Except as set forth in Schedule 4.6 or as would not cause a Material Adverse Effect; (i) Seller has complied, and is in compliance, with all Environmental Laws; (ii) neither Seller nor any shareholder of Seller in the past five years, has received any unresolved written complaint, demand or claim alleging that Seller is in violation of, or has any liability or investigatory, corrective or remedial obligation under, any Environmental Laws; (iii) Seller holds, and is in compliance with, all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”); (iv) all such Environmental Permits are in full force and effect and have been made available to Buyer; and (v) to Seller’s Knowledge, Seller has made available to Buyer all documents, records and information in possession of Seller concerning compliance with Environmental Laws and Liabilities under Environmental Laws relating to any property now leased by Seller, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations issued by any Governmental Body.

4.7 Brokers. No broker, investment banker, financial advisor or other person, other than St. Charles Capital, the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

4.8 Employee Benefit Matters.

(a) Plans and Material Documents. Schedule 4.8(a) lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, unit option, unit purchase, restricted unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether formal or informal, whether or not in writing, to which Seller is a party, with respect to which Seller has any obligation or that are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, officer or director of Seller, (ii) any contracts, arrangements or understandings between Seller and any employee of Seller, including any contracts, arrangements or understandings relating to the sale of the Business (all such items listed thereon, collectively, the “Plans”). Seller has provided to Buyer a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including a copy of (i) each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications or other document used to communicate the terms of the Plan to participants, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statements in connection with each such Plan. Seller does not have any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Absence of Certain Types of Plans. None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) (a “Multiple Employer Plan”) or (iii) a plan otherwise subject to Title IV of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Compliance with Applicable Law. Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Claim is pending or, to the knowledge of Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Claim.

(d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received or timely applied for a favorable determination or opinion letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received or timely applied for a determination or opinion letter from the IRS that it is so exempt, and, to the Knowledge of Seller, no fact or event has occurred since the date of such application or determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. No trust maintained or contributed to by Seller is intended to be qualified as a voluntary employees’ beneficiary association.

(e) Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan resulting in material liability to Seller. Seller has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and, to the Knowledge of Seller, no fact or event exists that could give rise to any such liability.

(f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Body, and no fact or event exists that could give rise to any such challenge or disallowance.

4.9 Seller Ownership Information. Schedule 4.9 sets forth all of the issued and outstanding shares of capital stock of Seller (collectively, the “Shares”), all of which are validly issued, fully paid and non-assessable. None of the Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of capital stock of Seller or obligating Seller or any of its Affiliates to issue or sell any shares of capital stock, or any other interest in, Seller. The Shares constitute all of the issued and outstanding equity securities of Seller and are all owned of record by the Persons as set forth on Schedule 4.9.

4.10 Taxes.

(a) Except as expressly disclosed in Schedule 4.10(a):

(i) There are no Liens for Taxes upon the Purchased Assets;

(ii) No portion of the Purchase Price is subject to withholding in respect of any U.S. federal income taxes (including in respect of U.S. federal income taxes under the applicable provisions of the Foreign Investment in Real Property Tax Act under Sections 897 and 1445 of the Code) or Transfer Taxes imposed by the State of Colorado;

(iii) No Governmental Body to which Taxes have not been paid has asserted a claim for Taxes for any Tax period (or portion thereof) ending before the Effective Date; and

(iv) Seller has timely paid or shall pay all Taxes, and all interest and penalties due thereon and payable by it, for any Tax period (or portion thereof) ending before the Effective Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

(b) Schedule 4.10(b) contains a list of those jurisdictions in which Seller has paid Tax to a Governmental Body with respect to its 2005 and 2006 taxable years.

4.11 HSR Act. As of the Closing Date: (i) the ultimate parent entity (as such term is defined in the HSR Act) of the acquired person (as such term is defined under the HSR Act) will be Tim A. McTavish; (ii) Tim A. McTavish, as the ultimate parent entity, is not engaged in manufacturing (as such term is defined under the HSR Act) and (iii) Tim A. McTavish, together with entities included within him under the HSR Act, does not have total assets of $12,000,000 or more, as calculated pursuant to the HSR Act for purposes of the “size-of-person” test in Section 7A(a)(2)(B)(ii) of the HSR Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Shareholders that:

5.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the Contemplated Transactions are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable in accordance with its terms.

5.3 Governmental Authorization. Subject to Seller’s and each Shareholder’s representation and warranty in Section 4.11 being true and correct, the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Body.

5.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the Contemplated Transactions do not and will not (i) contravene or conflict with the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Buyer or (ii) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

5.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS

6.1 Non-Competition; Non-Solicitation.

(a) In consideration of the Contemplated Transactions and the payment of the Purchase Price and the assumption of the Assumed Liabilities, Seller and each Shareholder hereby covenant and agree that during the period beginning on the date of this Agreement and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”) (except in the case of each Founder, in which case, the Restricted Period for each Founder shall terminate on the later of (i) the termination of the Restricted Period, or (ii) two (2) years after the date such Founder ceases to be employed by Buyer for any reason, and except in the case of the Key Shareholder, in which case, the Restricted Period for the Key Shareholder is eighteen (18) months after the Key Shareholder ceases to be employed by Buyer for any reason), neither Seller nor any Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or any Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any activity that shall be competitive with those business activities that constitute part of the Business as operated as of the Closing Date, or the Business as operated by Buyer after the Closing or any other business of Buyer or any of its Affiliates anywhere in the world that Buyer conducts business (the “Restricted Business”), nor shall Seller or any Shareholder assist any Person in such activity. Nothing contained herein shall prohibit or restrict Seller, or any Shareholder, or any of their respective Affiliates from, at any time, owning or acquiring capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange, provided that such investment does not exceed two percent (2%) in the aggregate of the capital stock of such public corporation. Each Shareholder acknowledges and agrees that, while employed by Buyer, such Shareholder will be deemed executive or management personnel of Buyer as defined in the Colorado Revised Statutes. The Key Shareholder’s ownership and operation of Sage Marketing, Inc. for the sole benefit of Buyer shall not be deemed a breach of this Section 6.1(a).

(b) In consideration of the Contemplated Transactions and the payment of the Purchase Price and the assumption of the Assumed Liabilities, Seller and each Shareholder hereby covenants and agrees that during the Restricted Period (except in the case of each Founder, in which case, the Restricted Period for such Founder shall terminate on the later of (i) the termination of the Restricted Period, or (ii) two (2) years after the date the Founder ceases to be employed by Buyer for any reason, and except in the case of the Key Shareholder, in which case, the Restricted Period for the Key Shareholder is eighteen (18) months after such Key Shareholder ceases to be employed by Buyer for any reason), neither Seller nor any Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or any Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any Person who accepts employment with Buyer to leave the employ of Buyer or any of its Affiliates for any reason whatsoever, (ii) hire or employ any Person who accepts employment with Buyer, (iii) without the prior written consent of Buyer, employ any Person who does not accept employment with Buyer; (iv) solicit or induce, or attempt to solicit or induce, any customer of the Business to purchase any goods or products with respect to Buyer, (v) otherwise impede or interfere in any way with any customer relationship of any of the Business, Buyer or any of their respective Affiliates or (vi) disparage Buyer or its Affiliates in any way, other than in connection with a dispute between the Parties; provided, however, that Seller will not be deemed to have violated this clause merely as a result of publishing an employment solicitation of general circulation or maintaining its officers and directors as such exist at Closing.

(c) Seller and each Shareholder acknowledges that the covenants contained in Section 6.1(a) and Section 6.1(b) of this Agreement are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by Seller, any Shareholder or any of their respective Affiliates, Buyer will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, Buyer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller, any Shareholder or any of their respective Affiliates, or any company or other entity controlled by Seller, from committing any act in breach of any covenant contained in Section 6.1(a) and Section 6.1(b) of this Agreement. If Buyer is obliged to resort to the courts for the enforcement of any of the covenants contained in Section 6.1(a) and Section 6.1(b), each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

(d) If, at the time of enforcement of this Section 6.1, a court shall hold that the duration, scope or area restrictions stated in this Agreement are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained in this Agreement to cover the maximum period, scope and area permitted by Law.

6.2 Confidentiality.

(a) From and after the Closing Date, Seller and each Shareholder shall, and shall use their best efforts to cause their respective Affiliates to, maintain the confidentiality of, and Seller and each Shareholder shall not use for the benefit of themselves or others (except as permitted by the terms of this Agreement to enforce their rights hereunder or as an employee of Buyer or its Affiliates), any confidential information concerning the Business, Buyer, the Purchased Assets or the Assumed Liabilities.

(b) Seller and each Shareholder agree not to divulge, communicate, use to the detriment of Buyer or any of its Affiliates, for Seller’s or any of their respective Affiliates’ benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any confidential information, including, without limitation, trade secrets related to the Business or the Purchased Assets or SEO Methods, as they may exist from time to time.

(c) Seller and each Shareholder acknowledge that the list of the Customers of the Business or SEO Methods, as it may exist from time to time, and the Business’ proprietary information, including, without limitation, its trade secrets, are valuable, special and unique assets of the Business and are “confidential information.”

(d) In the event that Seller or any Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena or similar process to disclose any confidential information, Seller or such Shareholder, as applicable, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order. If, in the absence of a protective order, Seller or such Shareholder is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Seller or such Shareholder, as applicable, may disclose the confidential information to the tribunal; provided, however, that Seller or such Shareholder, as applicable, shall use it or his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate.

(e) Sections 6.2(a)-(d) shall not apply to any confidential information that: (i) is generally available to the public immediately prior to the time of disclosure unless such confidential information is so available due to the actions of Seller or any Shareholder or any of their Affiliates in violation of this Section 6.2, or (ii) later lawfully acquired by Seller or such Shareholder on a nonconfidential basis from sources other than Buyer or its Affiliates, which sources, upon reasonable inquiry, owe no duty of confidentiality to Buyer or its Affiliates; provided, that Seller or each Shareholder may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Contemplated Transactions so long as such persons are informed by Seller or such Shareholder, as applicable, of the confidential nature of such information and are directed by Seller or such Shareholder to treat such information confidentially in accordance with this Agreement.

(f) From and after the Closing Date, Buyer shall, and shall cause its Affiliates to, maintain the confidentiality of the personal balance sheets of any of the Shareholders provided to Buyer prior to the Closing.

6.3 Trademarks; Trade Names. Upon the Closing Date, Seller shall eliminate its use of all the Business Intellectual Property, including, without limitation, use of all the trademarks, trade names, service marks and service names used in the Business, including marks or names confusingly similar to the foregoing, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other Contracts and business documents, and none of Seller or the Shareholders shall contest the ownership or validity of any rights of Buyer in or to such Business Intellectual Property. Promptly following Closing, Seller shall change the corporate name of Seller to "Old IM Co.," which the Parties agree and acknowledge bears no resemblance to, nor is confusingly similar with, the current name of Seller.

6.4 Seller and the Shareholders Shall Not Register Similar Domain Names. Each Shareholder, Seller and each of their Affiliates shall not, and shall use commercially reasonable efforts to cause their respective officers, directors, employees, consultants, advisors and agents to not, under any circumstances, register, or otherwise directly or indirectly obtain the use of, or control over, any domain name(s) confusingly similar to the Domain Names or direct Internet traffic away from the Domain Names.

6.5 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the Contemplated Transactions. The Parties each agree to execute and deliver such other documents, certificates, agreements, other writings and to take such other actions as may be deemed reasonably necessary or desirable by any Party in order to consummate or implement expeditiously the Contemplated Transactions and to vest in Buyer good and marketable title to the Purchased Assets.

6.6 Public Announcements. Seller and each Shareholder shall consult with Buyer before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and, except as may be required by applicable Law, will not issue nor permit any of their respective directors, officers, employees, agents, other representatives or Affiliates to make any such press release or make any such public statement prior to such consultation and Buyer’s approval.

6.7 Financial Statements Required by Regulation S-X. Seller shall cause, and shall pay for all amounts for EKS&H, to deliver, within forty-five (45) days of the Closing Date, the necessary audited financial statements of Seller, for the fiscal year ended December 31, 2007. Buyer shall pay for (a) any filing or filings that Buyer is required to make pursuant to Rule 3-05 of Regulation S-X and (b) the consent of EKS&H (not to exceed $5,000 each time) to use such financial statements in any filing or filings that Buyer is required to make pursuant to Rule 3-05 of Regulation S-X. Buyer hereby consents to Seller’s selection of EKS&H for purposes of providing such services.

6.8 Tax Covenants.

(a) Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and cooperation and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Body, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets.

(b) All Property Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Effective Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Effective Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for such proportionate amount of such Taxes that are attributable to the Post-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.8(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for Property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Governmental Body; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 6.8(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not timely made shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c) Any and all transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto (collectively, the “Transfer Taxes”) in the aggregate amount in excess of $100,000 shall be borne and paid by Seller, with Buyer paying up to the first $100,000 of such Transfer Taxes. Seller shall promptly reimburse Buyer for any such amounts paid by Buyer in excess of such first $100,000 paid by Buyer.

(d) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the Effective Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(e) Buyer and Seller agree to file all Tax Returns consistent with the Allocation Statement and Buyer and Seller shall not make any inconsistent written statements in any Tax work papers or take any inconsistent position on any Tax Return, in any refund claim, during the course of any IRS audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each Party shall notify the other Party if it receives notice that the IRS or other Governmental Body proposes any allocation different than that set forth in the Allocation Statement. Buyer and Seller also agree to cooperate fully in connection with the filing of consistent Forms 8594, including any supplemental statements or subsequent amendments filed with respect thereto as a result of any payments made under Section 2.8 or Section 2.9 or otherwise. Buyer and Seller shall cooperate fully in connection with the appropriate Tax reporting and Tax characterization of any earn-out payments to be made under Section 2.9, including, but not limited to, specifically allocating any such payments when made to Seller’s Class VII assets (goodwill and going-concern value) in accordance with the Allocation Statement, and imputing an appropriate amount of interest in connection with any such payments under Sections 483 and 1274 or other applicable provisions of the Code or similar provisions of state and local law.

ARTICLE VII

EMPLOYEE MATTERS

7.1 Offer of Employment.

(a) Seller shall pay all wages, salaries, commissions, bonuses, incentives and the cost of all fringe benefits provided to each employee of Seller that have become due or in the future will be due for work performed prior to the Effective Date, and shall collect and pay all Taxes in respect of those wages, salaries, commissions, bonuses, incentives and benefits. Other than as set forth in Section 2.4(d) or in connection with a breach by Buyer of its covenant in Section 7.1(b), Buyer is not assuming, and shall not have any Liabilities in connection with or relating to, any of Seller’s former employees, employee benefit plans (including the Plans, as defined in Section 4.8(a)), employee insurance policies, severance or other termination obligations, including obligations under the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws, or other employment related matters (all of which will be deemed to constitute Excluded Liabilities).

(b) On or prior to the Closing Date, Buyer shall offer employment, effective as of the Effective Date, to all employees of Seller, subject to Buyer’s then applicable pre-employment testing, background check and general employment practices; provided, that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts employment with Buyer. The employees who accept and commence employment with Buyer are collectively referred to as the “Transferred Employees.” Seller or the Shareholders shall not take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any employee of Seller. Buyer shall not assume any responsibility for any employee of Seller until he or she commences employment with Buyer. Buyer shall credit each Transferred

Employee with service consistent with their most recent date of hire with Seller as shown on Schedule 7.1 for purposes of (i) eligibility to participate in Buyer’s health and welfare plans and (ii) calculation of vacation benefits.

7.2 No Third-Party Beneficiaries. No provision of Article VII shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Buyer and no provision of Article VII shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Buyer. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival.

(a) Except as expressly provided in this Section 8.1, the representations and warranties of Buyer, Seller and each Shareholder contained in this Agreement shall survive for a period of one (1) year after the Closing and shall terminate on such date, and all liability of Buyer, Seller and each Shareholder, as applicable, with respect to the representations and warranties in this Agreement shall thereupon be extinguished; provided, that:

(i) the representations and warranties contained in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization; Qualification), Section 4.3 (Assets), Section 4.4 (Technology and Intellectual Property), Section 4.5 (Compliance with Laws), Section 4.6 (Environmental Compliance), Section 4.7 (Brokers), Section 4.8 (Employee Benefit Matters) and Section 4.9 (Seller Ownership Information) shall survive for eighteen (18) months after the Closing;

(ii) the representations and warranties contained in Section 4.10 (Taxes) and Section 4.11 (HSR Act) shall survive for the greater of one (1) year or the period of any applicable statute or statute of limitations; and

(iii) the representations and warranties contained in Section 5.1 (Organization and Existence), Section 5.2 (Corporate Authorization) and Section 5.5 (Brokers) shall survive for eighteen (18) months after the Closing.

The representations and warranties contained in Sections 8.1(a)(i) and 8.1(a)(ii) shall be referred to as the “Seller Material Representations.”

(b) Notwithstanding anything in this Section 8.1 to the contrary, if, prior to the expiration date of the applicable representation and warranty pursuant to Section 8.1(a), Seller shall have duly delivered a conforming Indemnification Claim Certificate to Buyer pursuant to the terms of Article VIII, then the specific indemnification claim set forth in such Indemnification Claim Certificate shall survive the expiration date of such representation and warranty and shall not be extinguished thereby until resolution of the matter pursuant to the terms of Article VIII.

(c) Notwithstanding anything in this Section 8.1 to the contrary, if, prior to the applicable expiration date of the applicable representation and warranty pursuant to Section 8.1(a), Buyer shall have duly delivered a conforming Indemnification Claim Certificate to Seller pursuant to the terms of Article VIII, then the specific indemnification claim set forth in such Indemnification Claim Certificate shall survive the expiration date of such representation and warranty and shall not be extinguished thereby until resolution of the matter pursuant to the terms of Article VIII.

(d) The covenants and agreements of Buyer, Seller and each Shareholder contained in this Agreement shall survive until fully discharged and performed and all liability of such Party with respect to such covenants shall thereupon be extinguished.

(e) All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

8.2 Indemnification.

(a) Subject to the limitations set forth in Article VIII, Buyer shall indemnify Seller against and shall hold Seller harmless from any and all Damages incurred or suffered by Seller arising out of:

(i) any breach by Buyer of any representation or warranty set forth in Article V of this Agreement;

(ii) any Assumed Liability;

(iii) any failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement or in any Ancillary Agreements; or

(iv) Buyer’s operation of the Business on or after the Effective Date (except to the extent an Excluded Liability).

(b) Subject to the limitations set forth in Article VIII, Seller shall indemnify Buyer against and shall hold Buyer harmless from any and all Damages incurred or suffered by Buyer arising out of any breach by Seller of any representation or warranty set forth in Article III of this Agreement.

(c) Subject to the limitations set forth in Article VIII, Seller and each Shareholder shall indemnify Buyer against and shall hold Buyer harmless from any and all Damages incurred or suffered by Buyer arising out of:

(i) any breach by Seller or any of the Shareholders of any Seller Material Representation;

(ii) any Excluded Liability;

(iii) any failure by Seller or any Shareholder to perform any covenant or obligation of Seller or the Shareholders set forth in this Agreement;

(iv) subject to Section 6.8(c), any violation of or Liability under any applicable “bulk sales,” “bulk transfer” or similar Law in connection with the transfer of the Purchased Assets;

(v) any of the matters set forth in Schedule 3.5 hereof; or

(vi) Seller’s operation of the Business prior to the Effective Date (except to the extent an Assumed Liability).

8.3 Limitations on Indemnification Obligations.

(a) Seller’s and Shareholders’ Maximum Aggregate Liability.

(i) The Seller’s aggregate liability for any claim by Buyer under Section 8.2(b), shall be limited to Damages payable solely out of, and not exceeding the amount of, the Escrow Fund then available; provided, however, Seller’s maximum aggregate Liability under Section 8.2(b) shall not exceed $6,500,000.

(ii) The Seller’s and Shareholders’ aggregate liability for any claim by Buyer under Section 8.2(c) shall be limited to Damages payable first out of, and not exceeding the amount of, the Escrow Fund then available and not subject to a pending indemnification claim pursuant to the terms of Article VIII, and then from Seller and each Shareholder, jointly and severally, pursuant to Article VIII; provided, however, Seller’s and Shareholders’ maximum aggregate Liability for breach of Seller Material Representations shall not exceed $17,000,000 less the amount then available in or paid out from the Escrow Fund or otherwise collected by or on behalf of Buyer, including pursuant to Section 8.5 (Right to Setoff).

(iii) Without limiting the effect of any of the other limitations set forth herein, Buyer shall not be entitled to any indemnification payment pursuant to Section 8.2(b) or Section 8.2(c)(i), except to the extent that the cumulative amount of the Damages actually incurred by Buyer as a direct result of all breaches of representations and warranties in Article III and Article IV actually exceeds $350,000 (“Threshold Amount”), at which time Buyer shall be entitled to recover the cumulative amount of the Damages actually incurred by Buyer as a direct result of all such breaches of such representations and warranties, including the Threshold Amount. The Threshold Amount shall not apply to indemnification claims for Damages incurred by Buyer (A) arising out of Actual Fraud, (B) willful misconduct or knowing misrepresentation, (C) criminal acts, (D) for breach of a representation or warranty under Section 4.10 (Taxes), (E) for failure by Seller or any Shareholder to perform any post-Closing covenant or obligation or (F) from dissenting shareholders of Seller.

(iv) Any and all claims for indemnification against Seller or any Shareholder pursuant to the terms of Article VIII, including indemnification payments required to be made to Buyer hereunder, shall be made first from the then-remaining balance of the Escrow Fund held by the Escrow Agent under the Escrow Agreement to the extent such remaining balance is not subject to a pending indemnification claim pursuant to the terms of

Article VIII. The Escrow Fund shall be released by the Escrow Agent to Seller on the first Business Day after the first anniversary of the Closing; provided, however, if, before the applicable expiration date of the applicable representation and warranty pursuant to Section 8.1(a), Buyer shall have delivered an Indemnification Claim Certificate to Seller pursuant to the terms of Article VIII, then the funds relating to such Indemnification Claim Certificate shall not be released by the Escrow Agent until resolution of the matter to which the Indemnification Claim Certificate related.

(b) Buyer’s Maximum Aggregate Liability. Buyer’s maximum aggregate Liability for any claim by Seller or the Shareholders under Section 8.2(a)(i) shall not exceed the sum of (i) the unpaid portion of the Purchase Price, if any; (ii) to the extent not delivered to the Escrow Agent at the Closing pursuant to the last sentence of Section 2.1(c), the undelivered portion of the Escrow Deposit, if any; (iii) the unpaid portion of the Earn-Out Target Amount. The limitations in the preceding sentence shall not apply to (A) Actual Fraud, (B) willful misconduct or knowing misrepresentation, (C) criminal acts or (D) failure by Buyer to perform any post-Closing covenant or obligation.

8.4 Indemnification Procedures.

(a) Submitting Claims. Any party seeking indemnification for Damages pursuant to this Article VIII (an “Indemnified Party”) shall deliver a certificate (an “Indemnification Claim Certificate”) to the party obligated to provide such indemnification (the “Indemnifying Party”), signed by any duly authorized officer of the Indemnified Party, which Indemnification Claim Certificate shall provide the following: (i) a statement that such Indemnified Party has actually sustained, suffered or incurred, or reasonably anticipates in good faith that it will have to actually sustain, suffer or incur Damages; (ii) the specific representation, warranty or covenant alleged to have been breached by such other party; (iii) a description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant; and (iv) including the individual Damages included in the amount so stated, the date each such Damages were actually sustained, suffered or incurred, or the basis for such anticipated Damages.

(b) Indemnification Objection. The Indemnifying Party may object to such claim for indemnification, by written notice to the Indemnified Party (an “Indemnification Objection”) specifying in reasonable detail the basis for the Indemnifying Party’s objection, within thirty (30) calendar days following receipt by the Indemnifying Party of the Indemnification Claim Certificate regarding such claim for indemnification.

(c) Acknowledgment of Claims. If the Indemnifying Party does not deliver a timely Indemnification Objection to the Indemnified Party, then the Indemnifying Party shall be deemed to have acknowledged its responsibility for the Damages specified in such Indemnification Claim Certificate and pursuant to Section 8.7, shall promptly pay (or consent to payment of funds from the Escrow Fund) to the Indemnified Party the specified amount set forth in such Indemnification Claim Certificate in respect of the Damages specified therein, subject to the limitations herein.

(d) Objection to Claims. If the Indemnifying Party shall deliver a timely Indemnification Objection to the Indemnified Party, then, before any Party may take any legal enforcement action, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed claim within a period not to exceed thirty (30) calendar days from the date of delivery of such Indemnification Objection to the Indemnified Party. Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed claim.

(e) Third-Party Claims.

(i) Promptly (but in no event later than fifteen (15) days) after receipt by the Indemnified Party of notice of any third party claim in respect of which the Indemnified Party reasonably believes it is likely to be entitled to receive indemnification from the Indemnifying Party pursuant hereto, the Indemnified Party shall give notice thereof in writing to the Indemnifying Party, stating the information then available regarding the amount and nature of such claim; provided, however, that the failure to give such prompt notice shall not affect the rights of the Indemnified Party to receive indemnification for Damages in respect thereof pursuant to this Agreement unless and only to the extent that the Indemnifying Party shall have been materially prejudiced by the Indemnified Party’s failure to deliver such prompt notice.

(ii) The Indemnifying Party shall have the right, at its option, to assume the defense of any such third party claim with its own counsel. If the Indemnifying Party elects to assume the defense of any such third party claim, then:

(1) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such third party claim following the Indemnifying Party’s election to assume the defense of such third party claim;

(2) the Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such third party claim;

(3) the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such third party claim;

(4) the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such third party claim;

(5) the Indemnified Party shall not admit any liability with respect to such third party claim; and

(6) the Indemnifying Party shall have the exclusive right to settle, adjust, or compromise such third party claim, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other Person.

(iii) If the Indemnifying Party elects not to assume the defense of such third party claim, then the Indemnified Party shall proceed diligently to defend such third party claim with the assistance of counsel satisfactory to the Indemnifying Party; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such third party claim, or admit any Liability with respect to such third party claim, without the prior written consent of the Indemnifying Party.

8.5 Right to Setoff. Subject to the limitations and provisions set forth in this Article VIII, Buyer shall have the right to setoff, appropriate and apply any amounts payable or to be payable to Seller pursuant to the terms of this Agreement against any amounts determined as payable to Buyer by Seller under this Agreement or the Shareholders under Article VIII of this Agreement. Buyer shall provide prompt written notice to Seller of its intent to setoff any such payments against any amounts determined as payable to Buyer by Seller or the Shareholders under Article VIII of this Agreement.

8.6 Exclusive Remedy. From and after the Closing, except for Damages based on Actual Fraud, knowing misrepresentation, willful misconduct and criminal acts, or for breaches of Sections 6.1, 6.2, 6.3, 6.4 and 6.8, the provisions of this Article VIII shall be the sole and exclusive remedy for Damages for the breach of any representation or warranty in this Agreement, or for any other matter or claim for which indemnification is available pursuant to the terms of this Article VIII. For the avoidance of doubt, no Party shall have liability under this Agreement or otherwise with respect to the Contemplated Transactions beyond the contractual indemnity pursuant to the terms of Article VIII, whether arising out of or related to tort liability, negligent or constructive fraud, negligent representation, implied obligation or any other theory of liability. Buyer hereby acknowledges and agrees that it shall not have any claim, indemnity or recourse for any Damages arising out of or relating to the Contemplated Transactions directly against any Shareholder either in such capacity or as an officer, director or employee of Seller except as specifically set forth in this Article VIII.

8.7 Payment or Reimbursement of Damages. Subject to the limitations of this Article VIII, payment or reimbursement for Damages incurred by an Indemnified Party shall be made by or on behalf of the Indemnifying Party within fifteen (15) days of the final resolution of any related Indemnification Objection according to the terms of this Agreement.

8.8 Subrogation. To the extent that an Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution, and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Representatives may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the Indemnifying Party’s right of subrogation hereunder.

8.9 Mitigation. Each Indemnified Party agrees to mitigate its Damages as required by Delaware Law. Any reasonable costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute “Damages” that may be recovered hereunder.

8.10 Adjustment to Purchase Price. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to:	with a copy to: (which shall not constitute notice)

Thomas Evans	David Bates, Esq.
Bankrate, Inc.	Gunster, Yoakley & Stewart, P.A.
477 Madison Avenue	777 South Flagler Drive
Suite 430	Suite 500, East Tower
New York, NY 10022	West Palm Beach, FL 33401
Facsimile: 917-368-8611	Facsimile: 561-655-5677

if to Seller, to:	with a copy to: (which shall not constitute notice)

Tim A. McTavish	Richard R. Plumridge, Esq.
Old IM Co. f/k/a InsureMe, Inc.	Holme Roberts & Owen LLP
9800 S. Meridian Blvd.	1700 Lincoln Street
Suite 400	Suite 4100
Englewood, CO 80112	Denver, CO 80203-4541
Facsimile: 303-741-6670	Facsimile: 303-866-0200

if to each Shareholder, to:

          Timothy A. McTavish

          142 Staghorn Way

          Franktown, CO 80116

          Robin L. Paquette

          256 Red Deer Road

          Franktown, CO 80116

          Michael T. Sajdak

          16097 Ledge Rock Drive

          Parker, CO 80134

          McTavish Family Irrevocable Trust

          142 Staghorn Way

          Franktown, CO 80116

          Paquette Family Irrevocable Trust

          256 Red Deer Road

          Franktown, CO 80116

with a copy to: (which shall not constitute notice) Richard R. Plumridge, Esq. Holme Roberts & Owen LLP 1700 Lincoln Street Suite 4100 Denver, CO 80203-4541 Facsimile: 303-866-0200

9.2 Amendments. Any provision of this Agreement may be amended if such amendment is in writing and signed by Seller, Buyer and the Shareholders. Any provision of this Agreement may be waived by the Parties if the waiver is in writing and signed by the Party to be bound.

9.3 No Waivers. No failure or delay by the Parties in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.4 Expenses. Subject to Section 9.16, all costs and expenses, including, but not limited to, attorneys, accountants, investment bankers and other advisors, incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.

9.6 Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the Law of the State of Delaware, without regard to the conflicts of law rules of such state.

9.7 Counterparts; Facsimile; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement shall become effective when each Party to this Agreement shall have received a counterpart of this Agreement signed by the other Parties to this Agreement. This Agreement may be executed by facsimile signatures.

9.8 Bulk Sales Laws. Without limiting the generality of Section 6.8(c) or Section 8.2(c)(iv), the Parties hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state.

9.9 Captions. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

9.10 Jurisdiction and Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York. Each Party consents to the jurisdiction of such New York court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such New York court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

9.11 No Construction Against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any Party on the basis that such Party, or its counsel, drafted this Agreement.

9.12 No Third Party Rights. This Agreement, including the Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Contemplated Transactions referred to herein and the Ancillary Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not confer upon any Person other than the Parties any rights, benefits or remedies hereunder. Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights, as an employee, under this Agreement or under any of the Ancillary Agreements to which they are not personally a party, and (ii) other than as an express party to this Agreement or the Ancillary Agreements, if applicable, no creditor of any of the Parties shall have any rights under this Agreement or any of the Ancillary Agreements. Nothing in this Agreement shall be deemed or construed to affect any change or amendment to any Plans, and nothing in this Agreement modifies or shall be deemed to modify the ability of any such Plan to be amended or terminated in accordance with its terms.

9.13 Equitable Remedies. Each of the Parties acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Party of any provision of this Agreement, then the other Parties shall be entitled, in addition to all other rights or remedies, (i) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (ii) or to a decree for specific performance of the provisions of this Agreement, or both.

9.14 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy in this Agreement conferred upon any Party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.

9.15 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

9.16 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

9.17 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by the Parties. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the Parties to this Agreement any rights or remedies under the terms of this Agreement.

9.18 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the applicable Party’s sole discretion); provided, however, that Buyer may assign this Agreement or any of its rights and obligations hereunder, without the consent of any other Party to (i) one or more of its Affiliates; provided that no such assignment shall release Buyer of its obligations hereunder, and such assignee shall guaranty the obligations of Buyer hereunder, or (ii) any subsequent purchaser of Buyer, its Affiliates or successors or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

9.19 Third-Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto; and, except as set forth in Article VIII, no officer, director, shareholder, employee, or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

9.20 JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL CONTEMPLATED TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANKRATE, INC.

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Senior Vice President and Chief Financial Officer

INSUREME, INC.

By:	/s/ Robin L. Paquette
Name:	Robin L. Paquette
Title:	Chief Operating Officer

By:	/s/ Timothy A. McTavish
TIM A. MCTAVISH

MCTAVISH FAMILY IRREVOCABLE TRUST

By:	/s/ Pamela McTavish
Name:	Pamela McTavish
Its:	Trustee

By:	/s/ Robin L. Paquette
ROBIN L. PAQUETTE

By:	/s/ Michael T. Sajdak
MICHAEL T. SAJDAK

PAQUETTE FAMILY IRREVOCABLE TRUST

By:	/s/ Mary Ann Paquette
Name:	Mary Ann Paquette
Its:	Trustee